EXHIBIT 99.1

                         [AUTOLIV, INC. LETTERHEAD]

     PRESS RELEASE

     AUTOLIV'S SHAREHOLDERS TENDER SHARES IN EXCHANGE OFFER -
     COMBINATION BETWEEN AUTOLIV AND MORTON AUTOMOTIVE SAFETY PRODUCTS TO BE CONSUMMATED

     (Stockholm, April 28, 1997) - Autoliv, Inc. announced that, according to a preliminary count, more than 90% of the Autoliv AB shares have been tendered in the Exchange Offer conducted by Autoliv, Inc. As the other terms and conditions for consummation of the Exchange Offer have already been fulfilled or waived, Autoliv, Inc. will exchange its shares for shares of Autoliv AB which have been tendered in the Exchange Offer.

     Following the final count, which is expected to be completed on Wednesday, April 30, 1997, Autoliv, Inc. will issue a press release announcing the number of shares tendered in the Exchange Offer. Settlement, which will occur by means of a distribution of notices of settlement, is expected to commence on May 2, 1997.

     Trading in Autoliv, Inc. shares on a "regular way" basis on the New York Stock Exchange is expected to commence on May 1, 1997 (Symbol: ALV). In consultation with the Stockholm Stock Exchange, it has been agreed that trading in Autoliv, Inc. depositary receipts on the Stockholm Stock Exchange is to commence on May 2, 1997 (Symbol: ALIV). The last day of trading in Autoliv AB shares on the Stockholm Stock Exchange will be May 9, 1997.

     To enable Autoliv AB shareholders who have not yet accepted the Exchange Offer to do so, Autoliv, Inc. has extended the acceptance period until May 9, 1997. Settlement of shares tendered during such extension is expected to take place on May 14, 1997. During such extension of the acceptance period, shareholders will not have withdrawal rights. Subsequent to the expiration of the extended acceptance period, Autoliv, Inc. intends to initiate a compulsory acquisition process in order to acquire any remaining outstanding shares of Autoliv AB. Payment for the Autoliv securities so acquired will be made after a tribunal has determined the price, which determination may take up to two years, and may be further delayed until any appeals from the decision of the tribunal have been finally resolved.

     For further information, contact:
     - Mats Odman, Manager Investor Relations, Tel: +46-(8)-402 06 23